CONSENT OF KPMG LLP	EXHIBIT 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
WSFS Financial Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-235572) on Form S-3 and (No. 333-230134, No. 333-189782, No. 333-169548, No. 333-146443, No. 333-127225, No. 333-106561, No. 333-40032, No. 333-33713, and No. 333-26099) on Form S-8 of WSFS Financial Corporation of our reports dated March 1, 2021, with respect to the consolidated statements of financial condition of WSFS Financial Corporation as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of WSFS Financial Corporation.
As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments - Credit Losses.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 1, 2021